Ziad Ghanem Promoted to Chief Executive Officer of TerrAscend

TORONTO, March 31, 2023 - TerrAscend Corp. ("TerrAscend'' or the "Company") (CSE: TER) (OTCQX: TRSSF), a leading North American cannabis operator, today announced that Ziad Ghanem has been promoted to the role of Chief Executive Officer (“CEO”) effective immediately, in addition to his existing role as President of the Company. Mr. Ghanem was most recently TerrAscend’s President and Chief Operating Officer (“COO”) and was elected to the new role of CEO unanimously by TerrAscend’s Board of Directors.

Mr. Ghanem has served as President and COO at TerrAscend since January 2022. In that role he helped guide the company to record year-over-year revenue growth managing the daily operations at one of the strongest operating footprints in the industry. Throughout his 20-year career, Mr. Ghanem held several senior leadership positions across the pharmaceutical, healthcare services, cannabis and retail industries, including serving as President of Parallel, a vertically integrated, multi-state cannabis operator. Before entering the cannabis industry, Mr. Ghanem gained more than 15 years of experience at Walgreens and Walgreens Boots Alliance in multiple areas including operations, strategy and innovation. Mr. Ghanem holds a Doctor of Pharmacy degree from the University of Houston.

“Ziad is a phenomenal leader who has been instrumental in driving improvements across the organization. Over Ziad’s first 15 months with TerrAscend he has become a trusted friend, and my respect for his leadership, judgment and grit has grown immensely,” said Jason Wild, Executive Chairman of TerrAscend. “He has done an outstanding job as President and COO, and I can’t imagine a more qualified person to assume the CEO role. I am grateful to have found someone who shares my passion for TerrAscend’s long term success. I look forward to continuing our strong working relationship in the future.”

“We are building something special at TerrAscend while keeping our team members and customers at the center of each decision we make,” added Mr. Ghanem. Over the last 15 months, I have witnessed a team with a level of commitment, passion and determination that is beyond impressive. I am deeply grateful to the Board for their trust in me, and I am particularly thankful to Jason Wild for being my biggest supporter and mentor.”

About TerrAscend

TerrAscend is a leading North American cannabis operator with vertically integrated operations in Pennsylvania, New Jersey, Maryland, Michigan and California and retail operations in Canada. TerrAscend operates The Apothecarium and Gage dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns several synergistic businesses and brands including Gage Cannabis, The Apothecarium, Ilera

Healthcare, Kind Tree, Legend, State Flower, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the US Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend's operations and financial performance.

Forward Looking Information

This news release contains "forward-looking information" within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, "may", "would", "could", "will", "likely", "expect", "anticipate", "believe, "intend", "plan", "forecast", "project", "estimate", "outlook" and other similar expressions. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management's experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company's most recently filed MD&A, filed with the Canadian securities regulators and available under the Company's profile on SEDAR at www.sedar.com and in the section titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 16, 2023.

The statements in this press release are made as of the date of this release. TerrAscend disclaims any intent or obligation to update any forward-looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

For more information regarding TerrAscend:

Keith Stauffer

Chief Financial Officer

717-343-5386

IR@terrascend.com

Briana Chester

MATTIO Communications

424-465-4419

terrascend@mattio.com